News Release
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Sitrick and Company Inc.
Los Angeles/New York

                                              Contact: Sandra Sternberg
                                                       Brenda Adrian
                                                       Sitrick and Company
                                                       310-788-2850

For Immediate Release
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       Alliance Entertainment Corp. Files Disclosure Statement and Plan of
                     Reorganization with Bankruptcy Court

     New York - May 21, 1998 - Less than a year after filing Chapter 11, Alliance Entertainment Corp. (OTC: AETTQ) announced that is has filed its Disclosure Statement and Plan of Reorganization with the Bankruptcy Court in the Southern District of New York. Following a hearing expected to occur in late June on the adequacy of the Disclosure Statement, Alliance will commence the solicitation of votes for approval of its Plan of Reorganization.

     "The Company has worked very hard over the last 10 months to bring this process to a timely and successful conclusion. We have made the hard decisions and taken the necessary steps to consolidate our operations and return the Company to profitability. We have met the operating goals set forth in our long-range business plan and expect to continue to do so. We have positioned the Company to take advantage of the current rebound in the conventional retail music market, and the growth of new emerging channels of distribution, most significantly the Internet. We are confident that with creditor approval and confirmation of the plan, we will emerge from Chapter 11 by the end of the summer a smaller, but considerably stronger operation with a bright, new future," said Eric Weisman, Alliance's president and chief executive officer.

     The newly reorganized Alliance Entertainment will become a private corporation, with nearly all equity in the Company to be held by a syndicate of banks led by The Chase Manhattan Bank, as agent. Under the terms of the Plan, The Company's existing common stock will be canceled and shareholders in the Old Alliance Entertainment will receive no distribution, either in cash or common stock in the new Company.

     Alliance Entertainment Corp. is the largest wholesaler of prerecorded music and related products. Alliance Entertainment Corp. and certain of its subsidiaries voluntarily filed to reorganize under Chapter 11 on July 14, 1997. The Company currently employs approximately 800 people in the United States and Canada and maintains headquarters in Coral Springs, Fla.

     Forward-looking statements herein are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These
forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company "believes," "expects," "anticipates," or words of similar import. Similarly, statements that describe the Company's future plans, objectives, estimates or goals are forward-looking statements. There are certain important factors that could cause results to differ materially from those anticipated by forward-looking statements made herein. Investors are cautioned that all forward-looking statements involve risks and uncertainty.

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